                                                                      Exhibit 11

                                 ONCORMED, INC.
                               EARNINGS PER SHARE
                     CALCULATION OF SHARES USED IN COMPUTING
                               NET LOSS PER SHARE
                                   (Unaudited)

                                                                                                                Period From
                                                                                                                 Inception
                                                          Three Months Ended            Six Months Ended      (July 12, 1993)
                                                              June 30,                       June 30,              Through
                                                         1997            1996          1997            1996     June 30, 1997
                                                    ------------     -----------   -----------    -----------   ------------
Common Stock                                           7,814,022       6,970,712     7,567,360      6,619,159      5,268,499

 Treasury Stock effect to acquire Common Stock
   granted in the twelve months prior to the
   Company's initial public offering                          --              --            --             --        257,713
                                                    ------------     -----------   -----------    -----------   ------------

Shares used in computing net loss per share            7,814,022       6,970,712     7,567,360      6,619,159      5,526,212
                                                    ============     ===========   ===========    ===========   ============




                                       28